EXHIBIT 4E


                     Amendment to Sicari Severance Agreement


         This Amendment is made as of this 19th day of January, 1999, by and between Aseco Corporation, a Delaware corporation (the "Company"), and Sebastian
J. Sicari ("Sicari").

                                    RECITALS


         WHEREAS, the parties hereto have entered into a Severance Agreement dated as of December 30, 1996, as amended August 11, 1998 (the "Original Agreement"); and

         WHEREAS, the parties hereto desire to amend the Original
Agreement as set forth below;

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


         1. Definitions.

         Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Original Agreement.

         "Merger" shall mean the merger or consolidation of the Company with another entity in which the stockholders of the Company immediately prior to such merger or consolidation hold less than 50% of the outstanding voting stock of the surviving or resulting corporation immediately following such transaction.

         "Parent Corporation" means a corporation that is party to an Agreement effecting a Merger of the Company and a wholly-owned subsidiary of such corporation.


         2. Severance Following a Change in Control. Section 3 of the Original Agreement is amended such that it shall supersede the prior Section 3 and read in full as follows:

                  "3. Severance Following a Change in Control.

                  Except as provided in the last sentence of this Section 3, in the event Sicari's employment by the Company is terminated for any reason whatsoever, including voluntary resignation by Sicari, within twenty-four

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                  months following a Change in Control, the Company shall pay
                  Sicari within twenty-four (24) hours after the Termination Date a lump sum amount of $250,000; provided, however, that if such Change in Control is a Merger, Sicari shall receive $250,000 worth of the Parent Corporation's common stock, subject to the provisions of the merger agreement by which the Merger is effected and which are hereby incorporated by reference. The Company, or in the event of a Merger, the Parent, shall also continue to provide during the Benefit Period life and health insurance coverage to Sicari, with benefits substantially comparable to those provided to executive officers of the Company generally immediately prior to such termination. Notwithstanding the foregoing, the Company shall have the right, in lieu of providing such coverage during any Ineligibility Period, to pay Sicari an amount equal to 200% of the amount it would have cost the Company to provide such coverage during any Ineligibility Period, assuming Sicari were eligible for coverage under the Company's group insurance policies and assuming further no increase in premium costs under such policies after the commencement of the Ineligibility Period. Notwithstanding anything to the contrary contained in this Agreement, Sicari shall not be entitled to any severance benefits pursuant to
                  Section 2 or this Section 3 if Sicari's employment by the Company is terminated by the Company for Cause."

         3. Vesting of Stock. Section 4 of the Original Agreement is amended such that it shall supersede the prior Section 4 and read in full as follows:

                  "4. Vesting of Stock. Upon a Change in Control, the vesting of all stock options held by Sicari and exercisable to purchase common stock of the Company shall be accelerated so that all such options shall be immediately exercisable in full, provided, however, that Sicari shall exercise such options within 18 months after the effective date of any Merger and in accordance with the provisions of the merger agreement by which the Merger is effected."

4. The Original Agreement is hereby supplemented by adding a new Section 6 that shall read in its entirety as follows:

                  "6. Consulting Services.

                           6.1 In the event of a Merger, the Parent Corporation
                  shall engage Sicari as a consultant to the Parent Corporation for a term of three (3) months following the effective date of the Merger in

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                  consideration for the payment of $50,000, payable to Sicari within twenty-four (24) hours after the Termination Date by the Parent Corporation in shares of the Parent Corporation Common Stock, subject to the provisions of the merger agreement by which the Merger is effected and which are incorporated herein by reference. During such term, Sicari shall advise the Parent Corporation as to such specific areas regarding the operation of the business of the Parent Corporation as from time to time the Parent Corporation reasonably requests, provided, however, that Sicari may decline to render advice with regard to any matter Sicari reasonably concludes is outside of or beyond his area of expertise or for any other reasonable reason. Sicari shall not be obligated to render consulting services hereunder for more than five (5) hours per month during the term of his engagement as a consultant. Sicari shall not (i) be required to devote any specific amount of time to the business of the Parent Corporation or (ii) be required to attend any meeting in connection with the business of the Parent Corporation, except as Sicari may agree in his discretion.

                           6.2 Sicari's relation to the Parent Corporation in
                  his capacity as a consultant shall be that of an independent consultant and contractor, and not as an employee, agent, officer, director or manager of the Parent Corporation."

         5. The Original Agreement is hereby supplemented by adding a new
Section 7 that shall read in its entirety as follows:

                  "7. Non-Competition and Non-Solicitation. In the event of a Merger and in consideration for the Parent Corporation's payment of $100,000 worth of the Parent Corporation common stock payable to Sicari within twenty-four (24) hours after the Termination Date, subject to the provisions of the merger agreement by which the Merger is effected, Sicari agrees that during the Restricted Period (as defined below) Sicari will not directly or indirectly:

                  (a) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever (other than as a holder of not more than one percent of the combined voting power of the outstanding stock of a publicly held company), develop, design, produce, market, sell or render (or assist any other person in developing, designing, producing, marketing, selling or

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                  rendering) products or services related to the test handler, wafer handling or wafer inspection semiconductor capital equipment markets anywhere in the world;

                  (b) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers of the Company with whom the Company had a relationship during the period of Sicari's employment by the Company; or

                  (c) recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his/her employment with, or otherwise cease his/her relationship with, the Company.

                  By accepting this consideration Sicari further agrees that the restrictions contained in this Section 7 are necessary for the protection of the business and goodwill of the Company and are considered by Sicari to be reasonable for such purpose and that any breach of this Section 7 by Sicari is likely to cause the Company substantial and irrevocable damage and, therefore, in the event of any such breach, in addition to such other remedies which may be available to it, the Company shall be entitled to specific performance and other injunctive relief. For purposes of this Section 7, the term "Restricted Period" means the period during which Sicari serves as an employee, officer, director or consultant of the Company and for 30 months after the termination of Sicari's employment to the Company; provided, however, that if Sicari breaches the provisions of clauses (a)-(c) above, the Restricted Period will continue until 30 months have elapsed without any violation of such provisions."


         6. No Other Changes. All of the provisions of the Original Agreement shall remain in full force and effect.



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         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


                                                  ASECO CORPORATION


                                                  By:___________________________

                                                  Title:________________________




                                                  ______________________________
                                                  Sebastian J. Sicari



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